Exhibit 10.1
AMENDED AND RESTATED LICENSE AGREEMENT
     This Amended and Restated License Agreement (the “Agreement”) is entered into as of August 19, 2011 (the “Restatement Date”), by and between Universal Biosensors Pty Ltd, ACN 098 234 309, a company incorporated in Victoria, Australia, of 1 Corporate Avenue, Rowville, Victoria 3178, Australia (“UBS”), and LifeScan, Inc., a California corporation having its principal place of business at 1000 Gibraltar Drive, Milpitas, California 95035 (“LifeScan”).
     Whereas, Universal Biosensors, Inc., a Delaware corporation and UBS’s parent company (“UBI” and, collectively with UBS, “Universal Biosensors”), and LifeScan are parties to that certain License Agreement dated April 1, 2002, as amended on December 7, 2005, and October 25, 2007 (collectively, the “Original Agreement”), pursuant to which LifeScan granted UBI a license in and to certain know-how, patents and patent applications relating to electrochemical sensors acquired by LifeScan from USF Filtration and Separations Group Inc. (“FSG”);
     Whereas, UBS is the operating entity of the Universal Biosensors organization and the holder of all intellectual property rights of the Universal Biosensors organization, and UBI’s primary assets are the outstanding shares of UBS;
     Whereas, UBI desires that UBS be the counter-party to LifeScan under this Agreement;
     Whereas, UBI, UBS and LifeScan were also parties to that certain Development and Research Agreement dated April 1, 2002, as amended on March 31, 2004, December 21, 2004, December 7, 2005, June 1, 2007, October 25, 2007, and May 14, 2009 (collectively, the “D&R Agreement”), pursuant to which LifeScan granted UBI certain licenses under the “Joint Know-How” and “UNIVERSAL BIOSENSORS’ Know-How” (as each such term was defined in the D&R Agreement);
     Whereas, LifeScan assigned the D&R Agreement to LifeScan’s Affiliate, Cilag GmbH International (“Cilag”), on January 1, 2008;
     Whereas, concurrently herewith, UBS and Cilag have entered into an Amended and Restated Development and Research Agreement dated as of the Restatement Date (the “Amended and Restated D&R Agreement”);
     Whereas, in order to preserve UBS’s rights and licenses with respect to all Joint Know-How and Universal Biosensors Know-How (as each such term is defined herein), developed before LifeScan’s assignment of the D&R Agreement to Cilag, the parties desire to amend this Agreement to include the grant to UBS of the licenses with respect to all Joint Know-How and Universal Biosensors Know-How owned by LifeScan that were originally in the D&R Agreement; and
     Whereas, UBS and LifeScan now desire to amend and restate the Original Agreement in its entirety on the terms and conditions set forth herein.

     Now, Therefore, in consideration of the premises and mutual covenants herein contained, the parties agree to the following:
1. Definitions.
     1.1 “Affiliate” means any entity that directly or indirectly controls, is controlled by, or is under common control with a party to the Agreement. “Control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the entity, whether through the ownership of voting securities, by contract or otherwise.
     1.2 “Assignment Date” means January 1, 2008.
     1.3 “Development” means a modification of a component, device, material, or process.
     1.4 “Effective Date” means April 1, 2002.
     1.5 “Field” means a field-of-use.
     1.6 “First Commercial Sale” means the first transfer of a Product to a third party for monetary or other consideration; provided, however, that the transfer of a Product for use in research and development activities (whether or not for monetary or other consideration) prior to commercial launch of the Product shall not be considered a “First Commercial Sale.”
     1.7 “Joint Know-How” means all information, technology, and Developments developed jointly by, or at the joint instruction of, employees or agents of both, on the one hand, LifeScan or Cilag and, on the other hand, UBS or UBI, in the course of carrying out the Program, including, without limitation, ideas, techniques, processes, practices, trade secrets, methods, knowledge, know-how, skill, expertise, test data and results, analytical and quality control data, results or descriptions, device, delivery systems, compounds, compositions of matter and material and all improvements thereto.
     1.8 “Licensed Patents” means those United States patents identified on Exhibit C attached hereto and made a part hereof, as well as any foreign counterparts, divisions, continuations, continuations-in-part, renewals, reissues, re-examinations, and patents issuing therefrom, extensions and substitutions thereof, and certificates of invention and applications for certificates of invention with respect to the inventions claimed therein.
     1.9 “LifeScan Acquired Know-How” means all know-how, data, and information acquired from FSG by LifeScan and related to the LifeScan Acquired Patents.
     1.10 “LifeScan Acquired Patents” means those applications and patents acquired by LifeScan from FSG and identified on Exhibit A attached hereto and made a part hereof, as well as any patents issuing therefrom, foreign counterparts, divisions, continuations, continuations-in-part, renewals, reissues, re-examinations, and patents issuing therefrom, extensions and substitutions thereof, and certificates of invention and applications for certificates of invention with respect to the inventions claimed therein.

     1.11 “LifeScan Intellectual Property” means any and all intellectual property and the rights therein including, without limitation, inventions, ideas, discoveries, trade secrets, know-how, technology, software, designs, circuit layout rights, concept, data or formulae owned or controlled by LifeScan.
     1.12 “LifeScan Other Patents” means patent applications and patents claiming Joint Know-How or Universal Biosensors Know-How that, in each case, was developed prior to the Assignment Date, excluding any such Joint Know-How or Universal Biosensors Know-How and patent applications and patents therefor for which LifeScan either declined the assignment thereof from, or assigned back to, UBI or UBS.
     1.13 “LifeScan’s Field” means diabetes, including, without limitation:
          (a) the measurement of analytes for purposes of diagnosing, managing, monitoring, prognosticating, treating, or curing diabetes;
          (b) the collection or analysis of data for the purpose of diabetes management;
          (c) the delivery of one or more therapeutic agents for the purpose of treating or managing abnormal glucose metabolism, including, without limitation, the delivery of insulin, insulin analogs, Glucagon-like proteins/peptides (“GLPs”), analogs of GLPs or GLP like hormones; and
          (d) the measurement of glucose in humans for any other purpose, including, without limitation, tight glycemic control.
     1.14 “MESA Patents” means United States Patent Nos. 6,716,577 and 7,498,132, as well as any patents issuing therefrom, foreign counterparts, divisions, continuations, continuations-in-part, renewals, reissues, re-examinations, and patents issuing therefrom, extensions and substitutions thereof, and certificates of invention and applications for certificates of invention with respect to the inventions claimed therein.
     1.15 “Patent Fees” means filing, prosecution and maintenance fees paid by LifeScan to third parties (e.g., the USPTO and other patent offices in the Agreed Jurisdictions (defined in Section 4.1(a)), outside patent counsel, and third party patent translation service providers) with respect to the LifeScan Acquired Patents in the Agreed Jurisdictions directed to inventions within the UBS Fields.
     1.16 “Product” means an article within the UBS Fields that either falls within the scope of a Valid Claim of one of the LifeScan Acquired Patents or embodies LifeScan Acquired Know-How.
     1.17 “Program” means research conducted by UBS in LifeScan’s Field jointly with, or as directed by, LifeScan or Cilag in the course of carrying out UBI’s responsibilities under Article 2 of the D&R Agreement or UBS’s responsibilities under Article 2 of the Amended and Restated D&R Agreement.

     1.18 “Strip Patents” means United States Patent Application Nos. 11/138,080 and 11/284,136, as well as any patents issuing therefrom, foreign counterparts, divisions, continuations, continuations-in-part, renewals, reissues, re-examinations, and patents issuing therefrom, extensions and substitutions thereof, and certificates of invention and applications for certificates of invention with respect to the inventions claimed therein.
     1.19 “Term” means the period beginning on the Effective Date and, unless terminated earlier pursuant to Article 5, ending at the end of the term of the last to expire of the LifeScan Acquired Patents, Licensed Patents, Strip Patents, and MESA Patents.
     1.20 “UBS Fields” means all Fields outside of LifeScan’s Field.
     1.21 “Universal Biosensors Know-How” means all information, technology, and Developments developed solely by, or at the sole instruction of, an employee or agent of UBS or UBI, in the course of carrying out the Program, including, without limitation, ideas, techniques, processes, practices, trade secrets, methods, knowledge, know-how, skill, expertise, test data and results, analytical and quality control data, results or descriptions, devices, delivery systems, compounds, compositions of matter, and materials and all improvements thereto.
     1.22 “Valid Claim” means a claim of an issued, unexpired patent that has not been held invalid by a court of competent jurisdiction or held unpatentable in a re-examination procedure in the United States Patent and Trademark Office.
2. License.
     2.1 (a) Subject to the provisions of Section 2.2 and Article 3, as of the Effective Date and for the Term, LifeScan hereby grants to UBS a worldwide, royalty-free, exclusive license, with the right to sublicense, to make, have made, use, and sell under and exploit in any way the LifeScan Acquired Patents and the LifeScan Acquired Know-How in the UBS Fields.
          (b) In order to exercise UBS’s rights to sublicense any or all of the rights licensed under Section 2.1(a), UBS shall provide that each sublicense contains the terms and conditions set forth in Article 3 and Section 4.6 of this Agreement.
     2.2 The license granted in Section 2.1(a) is subject to a reserved non-exclusive license in LifeScan and its Affiliates to make, have made, use, and sell under and exploit in any way the LifeScan Acquired Patents and LifeScan Acquired Know-How in the UBS Fields.
     2.3 In consideration of the license granted in Section 2.1(a), UBS hereby grants to LifeScan a worldwide, royalty-free, irrevocable, non-exclusive license to make, have made, use, and sell under and exploit in any way in LifeScan’s Field any and all intellectual property resulting from UBS’s improvements, modifications, or adaptations whether or not patentable, in respect of the LifeScan Acquired Patents, LifeScan Acquired Know-How, or both (collectively, “Improvements”).
          (a) All right, title and interest in and to the Improvements shall be in UBS, and UBS at its sole discretion may, if registerable, register any of the Improvements in such territories (if any) that UBS chooses.

          (b) UBS shall, at LifeScan’s expense, grant registerable user or license agreements in respect of any registered intellectual property in any Improvements that LifeScan determines is required in any particular territory to make the license in this Section 2.3 effective.
          (c) Registered user or license agreements under Section 2.3(b) shall be consistent with this Section 2.3, but otherwise shall be in usual or common form.
     The license granted to LifeScan by UBS in this Section 2.3 shall include the right to sublicense to LifeScan’s Affiliates.
     2.4 Effective as of October 25, 2007, LifeScan hereby grants to UBS a worldwide, royalty-free, non-exclusive license, with the right to sublicense, to make, have made, use, and sell under and exploit in any way the Licensed Patents in the UBS Fields. The license granted in this Section 2.4 shall last until expiration of the last to expire of the Licensed Patents. This Section 2.4 shall survive the expiration or termination of this Agreement.
     2.5 LifeScan hereby grants to UBS a paid-up, non-exclusive license to use the LifeScan Intellectual Property in LifeScan’s Field only to the extent and for the period of time necessary that such LifeScan Intellectual Property is required by UBS to provide one or both of development and supply services to LifeScan or a LifeScan Affiliate.
     2.6 LifeScan hereby grants to UBS a perpetual, royalty-free, paid-up, exclusive, worldwide right and license, with the right to sublicense, to make, have made, use and sell under and otherwise exploit in any way the Joint Know-How and Universal Biosensors Know-How developed prior to the Assignment Date, and the LifeScan Other Patents, in each case in the UBS Fields.
     2.7 Effective as of the Restatement Date, LifeScan hereby grants to UBS a perpetual, royalty-free, paid-up, exclusive, worldwide right and license, with the right to sublicense, to make, have made, use and sell under and otherwise exploit in any way the MESA Patents in the UBS Fields.
     2.8 Effective as of the Restatement Date, UBS hereby grants to LifeScan a perpetual, royalty-free, paid-up, exclusive, worldwide right and license, with the right to sublicense, to make, have made, use and sell under and otherwise exploit in any way the Strip Patents in LifeScan’s Field.
     2.9 Promptly after the Restatement Date, and to the extent not previously transferred to LifeScan, UBS shall transfer to LifeScan all Joint Know-How or Universal Biosensors Know-How, in each case developed prior to the Assignment Date, existing as at that date. Such information shall include, without limitation, copies of all relevant data, drawings, notebooks, and samples.
3. Recapture Rights
     3.1 In order for UBS to maintain the exclusive license granted in Section 2.1(a), UBS shall use commercially reasonable efforts to use and exploit the LifeScan Acquired Patents and LifeScan Acquired Know-How in the UBS Fields directly or through any of UBS’s Affiliates or sublicensees; provided, however, that UBS retains the discretion to determine the means and manner of its exploitation of LifeScan Acquired Patents and LifeScan Acquired Know-How. For purposes of this Article 3:
          (a) “commercially reasonable efforts” means, with respect to UBS’s obligation under this Agreement to use and exploit the LifeScan Acquired Patents and LifeScan Acquired Know-How in the UBS Fields, the level of efforts required to carry out such obligation in a sustained manner consistent with the efforts similarly-situated medical diagnostics companies devote to a product of similar market potential, profit potential or strategic value resulting from their own research efforts, based on conditions then prevailing;
          (b) “similarly-situated medical diagnostics company” means a company in the medical diagnostics industry of a size and stage of development (taking into account, without limitation, market capitalizations, revenues, number of employees, resources, and manufacturing capabilities) similar to that of UBS; and
          (c) “exploit” or “exploitation” means:
               (i) using in research and development activities;
               (ii) using in developing, making, selling, and distributing Products;
               (iii) granting sublicenses in any Field within the UBS Fields; and
               (iv) developing, in conjunction with Section 3.1(c)(i), 3.1(c)(ii) or 3.1(c)(iii), new patent applications or other intellectual property that derives from or, is a development of, any of the LifeScan Acquired Patents and LifeScan Acquired Know-How in the UBS Fields.
     3.2 During the Term, UBS shall provide to LifeScan periodic, written, summary reports on UBS’s exploitation plans and any Improvements to which Section 2.3 applies, which reports shall be provided at least one (1) time per calendar year. LifeScan shall keep confidential any exploitation plans disclosed to it under this Section 3.2.
     3.3 In the event that LifeScan is approached by a third party that desires a license in a Field within the UBS Fields in any or all of the LifeScan Acquired Patents or LifeScan Acquired Know-How, LifeScan shall refer the third party to UBS by identifying the third party, identifying a contact for the third party, and providing UBS copies of any correspondence received by LifeScan from the third party (collectively, a “Referral”). UBS shall acknowledge in writing to LifeScan receipt of the Referral within 30 days of such receipt.
     3.4 If UBS receives a Referral pursuant to Section 3.3, UBS shall enter into good faith negotiations for the grant of a license to the third party unless UBS (directly or through any of its Affiliates or sublicensees):
          (a) is engaged in exploitation of the LifeScan Acquired Patents or LifeScan Acquired Know-How, as applicable, in the Field that is the subject of the Referral; or

          (b) provides to LifeScan evidence that reasonably demonstrates to LifeScan that UBS has bona fide plans to commence exploitation of the LifeScan Acquired Patent or LifeScan Acquired Know-How, as applicable, in the Field within 12 months of the date of UBS’s acknowledgment of the Referral.
     3.5 If UBS fails to enter into negotiations under Section 3.4 within three (3) months of the date of UBS’s acknowledgment of the Referral, LifeScan shall have the right to convert the license granted under Section 2.1(a) to a non-exclusive license with respect to the Field and LifeScan Acquired Patent or LifeScan Acquired Know-How that is the subject of the Referral.
4. Patent Prosecution and Maintenance; Patent Marking.
     PART A: LifeScan Acquired Patents, Licensed Patents and MESA Patents.
     4.1 (a) LifeScan shall accept liaison and financial responsibility for prosecution by a patent attorney, in independent practice nominated by LifeScan and approved by UBS, of the application or applications within the LifeScan Acquired Patents that, in each case, are directed to inventions within the UBS Fields to allowance or to the point of necessary appeal from a final rejection by an Examiner of the USPTO, and those jurisdictions listed on Exhibit B attached hereto and made a part hereof and any other jurisdiction mutually agreed upon by the parties (the jurisdictions listed on Exhibit B and such other mutually agreed jurisdictions, collectively, the “Agreed Jurisdictions”).
          (b) Except as may be later separately agreed upon by the parties in writing, LifeScan does not accept responsibility for:
               (i) filing or prosecution of any appeal from a final rejection by an Examiner of the USPTO, or any other jurisdiction, of any of the patent applications; or
               (ii) the conduct of any interference in which an application or patent arising from an application may become involved.
     4.2 LifeScan will furnish UBS copies of all office actions and LifeScan’s proposed responses thereto at least 30 days prior to the earliest date set by the USPTO or corresponding foreign office for submission of the response and UBS shall have the right to review and comment on LifeScan’s proposed response to such action.
     4.3 In the event that LifeScan elects not to proceed with the prosecution of an application under Section 4.1(a), LifeScan shall notify UBS of such decision and UBS shall have the right at any time thereafter to assume and continue at its own expense the prosecution of the application. Upon receipt by UBS of such notice from LifeScan, LifeScan:
          (a) shall be relieved of all further financial and other responsibility in respect to the application;
          (b) shall have no further rights thereto in all jurisdictions for which UBS assumes financial responsibility for the prosecution;

          (c) shall enter into such assignments or other reasonably necessary documents in respect thereto in all jurisdictions for which UBS assumes financial responsibility so as to properly vest ownership and the right to prosecute the application in UBS or its nominee; and
          (d) shall provide to UBS the file histories of the application in LifeScan’s possession.
     4.4 Upon issuance of any patents resulting from the applications prosecuted pursuant to Section 4.1(a), LifeScan will accept responsibility for payment of maintenance fees for all jurisdictions mutually agreed upon by the parties. However, LifeScan shall have the right to discontinue the payment of any or all maintenance fees in any or all countries. In the event LifeScan discontinues such maintenance payments, LifeScan shall notify UBS of such decision and UBS may, at its option, maintain the patent solely at its own expense. Upon receipt by UBS of such notice from LifeScan, LifeScan:
          (a) shall be relieved of all further financial and other responsibility in respect to the patent at issue;
          (b) shall have no further rights thereto in all jurisdictions for which UBS has assumed the maintenance payments;
          (c) shall enter into such assignments or other reasonably necessary documents in respect thereto in all jurisdictions for which UBS assumes financial responsibility so as to properly vest ownership and the right to maintain the patent in UBS or its nominee; and
          (d) shall provide to UBS the file histories of the patent in LifeScan’s possession.
     4.5 (a) In the event that UBS grants a sublicense in the LifeScan Acquired Patents to a third party (other than in conjunction with the grant to such third party of a sublicense to exploit within the UBS Fields a Product developed by or on behalf of UBS or its Affiliate, either alone or in collaboration with such third party) and receives any lump sum payments (including but not limited to up-front fees and milestone payments) or actual or minimum royalty payments from the sublicensee with respect to such sublicense (each, a “Pass-Through Sublicense Payment”), UBS agrees to pay 50% of such Pass-Through Sublicense Payment (when received from time to time) to LifeScan in reimbursement of the Patent Fees paid by LifeScan.
          (b) In the event that there is a First Commercial Sale of a Product by or on behalf of a third party alone or in conjunction, partnership, collaboration or the like with UBS or its Affiliate, which Product is developed by or on behalf of UBS or its Affiliate alone or in collaboration with the third party, UBS agrees to pay fifty percent (50%) of the Patent Fees paid by LifeScan prior to the date of the First Commercial Sale (the “Initial Payment”) and fifty percent (50%) of the Patent Fees incurred by LifeScan thereafter (the “Ongoing Payment”).
               (i) UBS shall notify LifeScan of the First Commercial Sale date within 30 days thereof, and LifeScan shall provide to UBS reasonable supporting documentation of the Patent Fees paid by LifeScan up to the date of the First Commercial Sale.

               (ii) UBS shall have the right to elect to make the Initial Payment either as a lump sum within 45 days of the date of receipt of the supporting documentation from LifeScan or in equal monthly installment payments during the 24 calendar months subsequent to the date of receipt of the supporting documentation.
               (iii) LifeScan shall invoice UBS on an annual basis for the Ongoing Payment and provide reasonable supporting documentation therefor, and payment of each such invoice shall be made within 45 days of receipt by UBS from LifeScan of the invoice and supporting documentation.
          (c) UBS shall not structure any third party transaction contemplated by Section 4.5(a) or (b) in a manner such that the purpose of such structure is to circumvent or minimize its obligation to make payments that would otherwise be owed to LifeScan under this Agreement.
          (d) In no event shall UBS be obligated to pay, nor shall LifeScan be entitled to receive from UBS, cumulative amounts under Sections 4.5(a) and 4.5(b) in excess of 50% of the cumulative Patent Fees paid by LifeScan.
               (i) UBS’s payment obligations to LifeScan under Section 4.5(a) shall cease at the end of the term of the LifeScan Acquired Patents that are the subject of the Pass-Through Sublicense Payment from the sublicensee.
               (ii) UBS’s payment obligations to LifeScan under Section 4.5(b) shall cease at the end of the term of the LifeScan Acquired Patents within the claims of which the Product falls.
          (e) LifeScan acknowledges to UBS that, apart from the rights to payments under Sections 4.5(a) and 4.5(b), LifeScan is not entitled to receive any other amount by way of royalty or similar payment in respect of the license granted herein.
     4.6 UBS agrees to place in a conspicuous location on products sold to third parties a patent notice, in accordance with 35 U.S.C. §287, and any corresponding provision of the laws of a jurisdiction other than the United States in which a Product is being sold, identifying the relevant LifeScan Acquired Patents, Licensed Patents, LifeScan Other Patents, or MESA Patents, if any.
PART B: LifeScan Other Patents
     4.7 (a) LifeScan will, at LifeScan’s sole discretion, accept liaison and financial responsibility for:
               (i) preparation, by a patent attorney in independent practice nominated by LifeScan and approved by UBS, of LifeScan Other Patents;
               (ii) filing upon execution by the inventors of such application or applications within the LifeScan Other Patents at least in the Agreed Jurisdictions, provided that

UBS may elect, at its own expense, to file the application or applications in additional countries; and
               (iii) prosecution by the attorney of such application or applications to allowance or to the point of necessary appeal from a final rejection by an examiner in the Agreed Jurisdictions.
          (b) Except as may be later separately agreed upon by the parties in writing, LifeScan does not accept responsibility for:
               (i) filing or prosecution of any appeal from a final rejection by and examiner in any of the Agreed Jurisdictions of any patent application within the LifeScan Other Patents; or
               (ii) the conduct of any interference in which an application or applications within the LifeScan Other Patents may become involved.
          (c) LifeScan will furnish UBS copies of:
               (i) any applications filed pursuant to Section 4.7(a)(i);
               (ii) any substantive office actions received from any of the Jurisdictions, pertaining to the applications filed pursuant to Section 4.7(a)(ii); and
               (iii) any substantive responses to office actions filed pursuant to Section 4.7(a)(iii).
          (d) UBS shall assist, as is deemed necessary by LifeScan, in preparing, filing, and prosecuting the applications filed pursuant to this Section 4.7 and maintaining and defending the patents issuing therefrom. During the Term, such assistance shall be at no cost to LifeScan or its Affiliates except for the costs of travel and accommodations for travel requested by LifeScan or its Affiliates. After expiration or termination of the Agreement, such assistance shall be at LifeScan’s cost.
          (e) In the event that LifeScan elects not to proceed with the filing or prosecution of any application under this Section 4.7, respectively, UBS shall have the right at any time thereafter and by written notice to LifeScan to assume and continue at its own expense filing, prosecution, or both of the application. Upon receipt by LifeScan of such notice, LifeScan:
               (i) shall be relieved of all further financial and other responsibility in respect to the application;
               (ii) shall have no further rights thereto in all countries for which UBS has assumed the payments;
               (iii) shall enter into such assignments or other reasonably necessary documents in respect thereto in all countries for which UBS assumes financial responsibility so as to properly vest ownership and the right to prosecute the application in UBS or its nominee; and
               (iv) shall provide to UBS the file histories of the application in LifeScan’s possession.
          (f) Upon issuance of any patents resulting from applications filed pursuant to Section 4.7(a)(ii), LifeScan will accept responsibility for payment of maintenance fees for the Agreed Jurisdictions and all other countries elected by LifeScan. However, LifeScan shall have the right at any time to discontinue the payment of any or all maintenance fees in any or all such countries. In the event LifeScan discontinues such maintenance payments, UBS may, at its option and by written notice to LifeScan, maintain the patent at its own expense and license it to third parties. Upon receipt by LifeScan of such notice, LifeScan:
               (i) shall be relieved of all further financial and other responsibility in respect to the patent at issue;
               (ii) shall have no further rights thereto in all countries for which UBS has assumed the payments;
               (iii) shall enter into such assignments or other reasonably necessary documents in respect thereto in all countries for which UBS assumes financial responsibility so as to properly vest ownership and the right to maintain the patent in UBS or its nominee; and
               (iv) shall provide to UBS the file histories of the patent in LifeScan’s possession.
5. Termination.
     5.1 This Agreement shall extend until the end of the Term unless terminated earlier in accordance with this Article 5.
     5.2 This Agreement may be terminated by LifeScan in the event that UBS fails to use commercially reasonable efforts to exploit the LifeScan Acquired Patents and LifeScan Acquired Know-How. For purposes of this Section 5.2:
          (a) “commercially reasonable efforts” and “exploit” have the same meaning as in Section 3.1; and
          (b) if LifeScan wishes to terminate the Agreement pursuant to this Section 5.2, LifeScan shall first provide UBS with 90 days’ written notice of its intent to so terminate and, if at the expiration of the 90 days, UBS has not provided evidence to LifeScan that UBS is using commercially reasonable efforts to exploit the LifeScan Acquired Patents and the LifeScan Acquired Know-How, this Agreement shall terminate on the 91st day.
     5.3 This Agreement may be terminated by LifeScan in the event that UBS is liquidated or is wound up or is in persistent and material breach of its obligations under this Agreement. LifeScan shall first provide UBS with 90 days’ written notice of its intent to so terminate and, if at the expiration of the 90 days, UBS has not rectified the breach, this Agreement shall terminate on the 91st day.
     5.4 In the event that LifeScan terminates this Agreement pursuant to Section 5.2 or Section 5.3, any sublicense previously granted by UBS to a third party under the Acquired LifeScan Patents, Acquired LifeScan Know-How or both that is in effect immediately prior to such termination shall survive such termination as a direct license from LifeScan to such sublicensee on the terms and conditions set forth in this Agreement, provided that the sublicensee: (a) is not in material breach of any provision of this Agreement; and (b) agrees to be bound to LifeScan as a licensor under the terms and conditions of this Agreement, except that the sublicensee’s obligation under Section 3.1 shall be limited to the Field(s) within the UBS Fields in which UBS granted such sublicensee a sublicense under the Acquired LifeScan Patents, Acquired LifeScan Know-How or both.
     5.5 The provisions of this Agreement that by their terms are meant to survive termination or expiration, including Sections 2.4, 2.5 (solely to the extent that UBS has any continuing obligation under a separate agreement to provide one or both of development and supply services to LifeScan or a LifeScan Affiliate), 2.6, 2.7, 2.8, 5.4 and 5.5 and Articles 7, 8, 9 and 10, shall survive termination or expiration of the Agreement.
6. Enforcement of Patents.
PART A: LifeScan Acquired Patents and MESA Patents.
     6.1 (a) In the event that UBS becomes aware of any actual or alleged unlicensed infringement of a LifeScan Acquired Patent or MESA Patent within one of the UBS Fields, UBS shall bring such infringement to LifeScan’s attention in writing (such writing, a “LifeScan Patent Infringement Notice”), and LifeScan shall have the first right, but not the obligation, to:
               (i) secure cessation of the infringement;
               (ii) enter suit against the infringer; or
               (iii) engage, along with UBS, in bona fide negotiations for the acceptance by the infringer of a sublicense under the patents on terms mutually agreeable to LifeScan and UBS.
Any recovery realized by LifeScan as a result of any litigation, other enforcement activity or execution of a sublicense within any UBS Fields as described in this Section 6.1(a) (whether by way of damages, profits, awards, settlement or otherwise) shall be first allocated to reimbursement of unreimbursed external legal fees and expenses incurred by LifeScan, and then toward reimbursement of any of unreimbursed external legal fees and expenses of UBS, and then the remainder shall be shared by the parties, with LifeScan retaining fifty percent (50%) of such remainder and paying to UBS fifty percent (50%) of such remainder.
          (b) If, within six (6) months of receipt of a LifeScan Patent Infringement Notice, LifeScan has not secured cessation of the infringement or entered suit against the infringer, and LifeScan, UBS and the infringer have not entered into a sublicense, then UBS shall thereafter have the right to sue for the infringement at its own expense, and any recovery realized by UBS as a result thereof (whether by way of damages, profits, awards, settlement or otherwise) shall first be allocated to reimbursement of unreimbursed external legal fees and expenses incurred by UBS, and then toward reimbursement of any of unreimbursed external legal fees and expenses of LifeScan, and then the remainder shall be shared by the parties, with UBS retaining fifty percent (50%) of such remainder and paying to LifeScan fifty percent (50%) of such remainder.
          (c) In the event a party brings an infringement action in accordance with this Section 6.1:
               (i) the other parties shall cooperate fully, including, if required to bring such action, the furnishing of a power of attorney or being named as a party;
               (ii) neither party shall have the right to settle any patent infringement litigation under this Section 6.1 with respect to infringement of a LifeScan Acquired Patent or MESA Patent within the UBS Fields without the prior written consent of the other party, which shall not be unreasonably withheld or delayed; and
               (iii) the party bringing the infringement action shall incur no liability to the other party as a consequence of such litigation or any unfavorable decision resulting therefrom including any decision holding the patent invalid or unenforceable.
     6.2 Nothing in this Agreement shall be construed as an obligation on LifeScan’s part to enforce or defend the LifeScan Acquired Patents, or MESA Patents.
PART B: Strip Patents.
     6.3 (a) In the event that LifeScan becomes aware of any actual or alleged unlicensed infringement of a Strip Patent within LifeScan’s Field, LifeScan shall bring such infringement to UBS’s attention in writing (such writing, a “Strip Patent Infringement Notice”) and UBS shall have the first right, but not the obligation to:
               (i) secure cessation of the infringement;
               (ii) enter suit against the infringer; or
               (iii) engage, along with LifeScan, in bona fide negotiations for the acceptance by the infringer of a sublicense under the patents on terms mutually agreeable to LifeScan and UBS.
Any recovery realized by UBS as a result of any litigation, other enforcement activity or execution of a sublicense within LifeScan’s Field as described in this Section 6.3(a) (whether by way of damages, profits, awards, settlement or otherwise) shall be first allocated to reimbursement of unreimbursed external legal fees and expenses incurred by UBS, and then toward reimbursement of any of unreimbursed external legal fees and expenses of LifeScan, and then the remainder shall be shared by the parties, with UBS retaining fifty percent (50%) of such remainder and paying to LifeScan fifty percent (50%) of such remainder.

          (b) If, within six (6) months of receipt of a Strip Patent Infringement Notice, UBS has not secured cessation of the infringement or entered suit against the infringer, and LifeScan, UBS and the infringer have not entered into a sublicense, then LifeScan shall thereafter have the right to sue for the infringement at its own expense, and any recovery realized by LifeScan as a result thereof (whether by way of damages, profits, awards, settlement or otherwise) shall first be allocated to reimbursement of unreimbursed external legal fees and expenses incurred by LifeScan, and then toward reimbursement of any of unreimbursed external legal fees and expenses of UBS, and then the remainder shall be shared by the parties, with LifeScan retaining fifty percent (50%) of such remainder and paying to UBS fifty percent (50%) of such remainder.
          (c) In the event a party brings an infringement action in accordance with this Section 6.3:
               (i) the other parties shall cooperate fully, including, if required to bring such action, the furnishing of a power of attorney or being named as a party;
               (ii) neither party shall have the right to settle any patent infringement litigation under this Section 6.3 with respect to infringement of a Strip Patent within LifeScan’s Field without the prior written consent of the other party, which shall not be unreasonably withheld or delayed; and
               (iii) the party bringing the infringement action shall incur no liability to the other party as a consequence of such litigation or any unfavorable decision resulting therefrom including any decision holding the patent invalid or unenforceable.
     6.4 Nothing in this Agreement shall be construed as an obligation on UBS’s part to enforce or defend the Strip Patents.
PART C: LifeScan Other Patents
     6.5 UBS and LifeScan shall each give prompt notice to one another of any infringement by third parties of the Joint Know-How or Universal Biosensors Know-How, in each case developed prior to the Assignment Date, or LifeScan Other Patents licensed hereunder as may come to its respective knowledge. UBS shall have the right, but not the obligation, to pursue legal action against infringement of such Joint Know-How, Universal Biosensors Know-How or LifeScan Other Patents, in the UBS Fields by third parties, including defending any declaratory judgment action. LifeScan shall cooperate with UBS and provide such non-monetary assistance as UBS may reasonably request in connection with such action. LifeScan shall have the right to participate in and be represented by independent counsel in such action at its own expense. Any recovery realized by UBS as a result of any litigation, other enforcement activity or execution of a sublicense (whether by way of damages, profits, awards, settlement or otherwise) shall be first allocated to reimbursement of unreimbursed external legal fees and expenses incurred by UBS and then toward reimbursement of unreimbursed external legal fees and expenses of LifeScan. UBS shall incur no liability to LifeScan as a consequence of such litigation or any resulting unfavorable decision including any decision holding any LifeScan Other Patent invalid or unenforceable.

7. Warranties
     7.1 UBS represents and warrants that: (a) it is the sole owner of all intellectual property rights of UBS and its Affiliates; (b) that it is the sole owner of the Strip Patents; and (c) it has assigned all right, title and interest in and to the LifeScan Other Patents to LifeScan. LifeScan represents and warrants that it is the sole owner of the LifeScan Acquired Patents, Licensed Patents, MESA Patents and LifeScan Other Patents. In addition, each party warrants that it has the ability to enter into this Agreement, that to the best of their knowledge there are no outstanding written or oral agreements to which such party is a party that are inconsistent with the Agreement, and that it will not, while the Agreement is in force, enter into any written or oral agreement in conflict with the Agreement.
     7.2 Nothing in this Agreement shall be construed as: (a) a warranty or representation by LifeScan of the validity, enforceability, or scope of the LifeScan Acquired Patents, Licensed Patents, MESA Patents or LifeScan Other Patents; or (b) a warranty or representation by UBS of the validity, enforceability, or scope of the Strip Patents.
     7.3 Nothing in this Agreement shall be construed as: (a) a warranty or representation by LifeScan that a Product, or a product that falls within the scope of a claim of one of the LifeScan Acquired Patents, MESA Patents, Licensed Patents or LifeScan Other Patents, that, in each case, is made, used, or sold by UBS, its Affiliates or its sublicensees under the licenses granted to UBS herein is or will be free from infringement of the intellectual property of third parties; or (b) a warranty or representation by UBS that a product that falls within the scope of a claim of one of the Strip Patents and is made, used, or sold by LifeScan, its Affiliates or sublicensees under the license granted to LifeScan herein is or will be free from infringement of the intellectual property of third parties. LifeScan shall not be responsible for any award of damages arising out of charges that UBS, alone or in combination with other entities or persons, infringed or infringes any claim of any third party patent by making, having made, using, selling or otherwise distributing Products, or other products that falls within the scope of a claim of one of the LifeScan Acquired Patents, MESA Patents, Licensed Patents or LifeScan Other Patents. UBS shall not be responsible for any award of damages arising out of charges that LifeScan, alone or in combination with other entities or persons, infringed or infringes any claim of any third party patent by making, having made, using, selling or otherwise distributing a product that falls within the scope of a claim of one of the Strip Patents.
     Except as expressly set forth in Section 7.1, LIFESCAN MAKES NO WARRANTIES OF ANY NATURE WITH RESPECT TO THE LIFESCAN ACQUIRED PATENTS, LICENSED PATENTS, MESA PATENTS, LIFESCAN OTHER PATENTS AND LIFESCAN ACQUIRED KNOW-HOW, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR PARTICULAR PURPOSE, OR OTHERWISE. Except as expressly set forth in Section 7.1, UBS MAKES NO WARRANTIES OF ANY NATURE WITH RESPECT TO THE STRIP PATENTS, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR PARTICULAR PURPOSE, OR OTHERWISE.

8. Notices
     All notices, reports, requests, or statements provided for in this Agreement shall be given in writing and may be served either by personal delivery or by depositing the same, postage prepaid, in the United States first class, certified, or registered mails (date of deposit will be considered date of delivery) addressed to the parties respectively at the following addresses:
(a) In the case of UBS:
Chief Executive Officer
Universal Biosensors Pty Ltd
1 Corporate Avenue
Rowville, Victoria 3178
Australia
Fax: +613 9213 9099
With a copy to:
Chief Financial Officer
Universal Biosensors Pty Ltd
1 Corporate Avenue
Rowville, Victoria 3178
Australia
Fax: +613 9213 9099
And a copy to:
Beth Hughes
Venable Attorneys at Law
8010 Towers Crescent Drive
Suite 300
Vienna, Virginia 22182
USA
Fax: +1 (703) 821-8949
(b) In the case of LifeScan:
LifeScan, Inc.
1000 Gibraltar Drive
Milpitas, California 95035
Attn: President
Fax: +1 (408) 956-4701

With a copy to:
Chief Patent Counsel
Johnson & Johnson
One Johnson & Johnson Plaza
New Brunswick, New Jersey 08933 U.S.A.
Fax: +1 732-524-5008
9. Arbitration
     Any controversy or claim arising out of or relating to this Agreement or the validity, inducement, or breach thereof, shall be settled by arbitration before a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) then pertaining (available at www.adr.org), except where those rules conflict with this provision, in which case this provision controls. Any court with jurisdiction shall enforce this clause and enter judgment on any award. The arbitrator shall be an attorney who has at least 15 years of experience with a law firm or corporate law department of over 25 lawyers or who was a judge of a court of general jurisdiction. The arbitrator shall be selected within ten days of commencement of the arbitration from the AAA’s National Roster of Arbitrators pursuant to agreement or through selection procedures administered by the AAA. The arbitration shall be held in San Francisco, California and in rendering the award the arbitrator must apply the substantive law of New York (except where that law conflicts with this clause), except that the interpretation and enforcement of this arbitration provision shall be governed by the Federal Arbitration Act. Within 45 days of initiation of arbitration, the parties shall reach agreement upon and thereafter follow procedures assuring that the arbitration will be concluded and the award rendered within no more than eight months from selection of the arbitrator. Failing such agreement, the AAA will design and the parties will follow procedures that meet such a time schedule. Each party has the right before or, if the arbitrator cannot hear the matter within an acceptable period, during the arbitration to seek and obtain from the appropriate court provisional remedies such as attachment, preliminary injunction, replevin, etc., to avoid irreparable harm, maintain the status quo or preserve the subject matter of the arbitration. THE ARBITRATOR SHALL NOT AWARD ANY PARTY PUNITIVE, EXEMPLARY, MULTIPLIED OR CONSEQUENTIAL DAMAGES, AND EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT TO SEEK SUCH DAMAGES. NO PARTY MAY SEEK OR OBTAIN PREJUDGMENT INTEREST OR ATTORNEYS’ FEES OR COSTS.
10. General Provisions.
     10.1 This Agreement, or any of its rights and obligations, shall not be assigned or transferred in whole or in part by either party without the prior written consent of the other party.
          (a) Any attempted assignment or transfer of such rights or obligations without consent shall be void.
          (b) A party shall not unreasonably withhold its consent to an assignment or transfer as part of the sale of the whole or part of the business of the assignor or transferor if the assignee or transferee is of reasonable financial standing.

     10.2 This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.
     10.3 The waiver of either party, whether express or implied, of any provision of this Agreement, or of any breach or default of either party, shall not be construed to be a continuing waiver of such provision, or any succeeding breach or default or of a waiver of any other provision of this Agreement.
     10.4 The interpretation, validity, and performance of this Agreement shall be governed by the laws of the State of New York, except for such laws directing application of the laws of another jurisdiction.
     10.5 Each party shall comply with all applicable United States and foreign governmental laws and regulations including, without limitation, any such laws directed to importation and exportation.
     10.6 It is the mutual desire and intent of LifeScan and UBS to provide certainty as to their future rights and remedies against each other by defining the extent of their mutual undertaking as provided herein. Both LifeScan and UBS acknowledge and agree: (a) that no representation or promise not expressly contained in this Agreement has been made by the other party hereto or by any of its agents, employees, representatives or attorneys; (b) that such Agreement is not being entered into on the basis of, or in reliance on, any promise or representation, expressed or implied, covering the subject matter hereof, other than those which are set forth expressly in this Agreement; and (c) that each party has had the opportunity to be represented by counsel of its own choice in this matter, including the negotiations which preceded the execution of this Agreement.
     10.7 This Agreement represents the entire understanding between UBS and LifeScan with respect to the subject matter in this Agreement, and supersedes any and all implied or express understandings, agreements or obligations between the parties with respect thereto whether written or oral, including, without limitation, the Original Agreement.
[Signature page follows]

     In Witness Whereof, the parties hereto have duly executed this Agreement as of the Restatement Date.

Universal Biosensors Pty Ltd

By:	/s/ Paul Wright		By:	/s/ Salesh Balak
	Name:	Paul Wright		Name:	Salesh Balak
	Title:	CEO		Title:	CFO
Date:	8/29/11		Date:	8/29/11

LifeScan, Inc.

By:	/s/ John Carlson
	Name:	John Carlson
	Title:	Worldwide VP R&D.
Date:	8/25/11
Universal Biosensors, Inc. hereby acknowledges and agrees that this Agreement supersedes the Original Agreement in its entirety.

Universal Biosensors, Inc.

By:	/s/ Paul Wright
	Name:	Paul Wright
	Title:	CEO
Date:	8/29/11

EXHIBIT A
LifeScan Acquired Patents

Current Docket No.	Title	Pat./Appln. No.	Filing/issue Date
*LFS0196USA	Electrochemical Cells	US 5,863,400	01/26/1999

*LFS0197USA	Method of Defining an Electrode Area	US 5,980,709	11/09/1999

LFS0198US	Electrochemical Cell	US 6,284,125	09/04/2001

LFS0198CNT3	Electrochemical Cell	US 7,608,175	10/27/2009

LFS0198USCNT4	Electrochemical Cell	US 7,604,722	10/20/2009

LFS0198USCNT5	Electrochemical Cell	USSN 12/560,773	09/16/2009

LFS0198USCNT6	Electrochemical Cell	USSN 12/560,780	09/16/2009

LFS0198USCNT7	Electrochemical Cell	USSN 12/567,433	09/25/2009

LFS0199USA	Electrochemical Cell	US 6,179,979	01/30/2009

LFS0199USCNT1	Electrochemical Cell	US 7,431,814	10/07/2008

LFS0199USCNT2	Electrochemical Cell	USSN 11/487,728	07/17/2006

LFS0199USRE1	Electrochemical Cell	USSN 12/899,342	10/06/2010

LFS0200USA	Electrochemical Method	US 5,942,102	08/24/1999

*LFS0201US	Analytic Cell	US 6,193,865	02/27/2001

*LFS0202USA	Electrochemical Cell	US 6,454,921	09/24/2002

LFS0203USA	Sensor Connector Means	US 6,379,513	04/30/2002

LFS0203USCNT2	Sensor Connector Means	USSN 11/434,442	05/15/2006

*LFS0204US	Method and Apparatus for Automatic Analysis	US 6,325,917	12/04/2001

*LFS0205US	Heated Electrochemical Cell	US 6,475,360	11/05/2002

*LFS0206USA	Sensor With Improved Shelf Life	US 6,652,734	11/25/2003

*LFS0206USACON	Sensor With Improved Shelf Life	US 7,335,292	02/26/2008

*LFS0206USCON2	Sensor With Improved Shelf Life	USSN 11/926,369	10/29/2007

*	Asterisk indicates cases no longer prosecuted or maintained by J&J, for which UBS declined to assume responsibility, and that will become abandoned in due course.

EXHIBIT A

Current Docket No.	Title	Pat./Appln. No.	Filing/issue Date
LFS0207US	Electrochemical Cell	US 6,174,420	01/16/2001

*LFS0208USNP	Method of Preventing Short Sampling of a Capillary or Wicking Fill Device	US 6,571,651	06/02/2003

*LFS0208USDIV1	Method of Preventing Short Sampling of a Capillary or Wicking Fill Device	US 7,043,821	05/16/2006

*LFS0208USDIV	Method of Preventing Short Sampling of a Capillary or Wicking Fill Device	US 7,131,342	11/07/2006

*LFS0210USA	Method of Filling an Amperometric Cell	US 6,592,744	07/15/2003

*LFS0210USACON	Method of Filling an Amperometric Cell	US 7,041,210	05/09/2006

*LFS0211US	Method and Device for Sampling and Analyzing Interstitial Fluid in Whole Blood Samples	US 6,612,111	09/02/2003

LFS0211USCNT2	Method and Device for Sampling and Analyzing Interstitial Fluid in Whole Blood Samples	USSN 10/830,841	04/22/04

*LFS0213USA	Antioxidant Sensor	US 6,638,415	10/28/2003

LFS0215USA	Electrochemical Method for Measuring Chemical Reaction Rates	US 6,444,115	09/03/2002

LFS0216USA	Hemoglobin Sensor	US 6,632,349	10/14/2003

LFS0217USA	Electrochemical Cell	US 6,413,410	07/02/2002

LFS0218USA	Electrochemical Cell	US 6,521,110	02/18/2003

LFS0219	Electrochemical Cell	US 6,863,801	03/08/2005

LFS0220USAPCT	Electrochemical Cell	US 7,431,820	10/07/2008

*	Asterisk indicates cases no longer prosecuted or maintained by J&J, for which UBS declined to assume responsibility, and that will become abandoned in due course.

EXHIBIT A

Current Docket No.	Title	Pat./Appln. No.	Filing/issue Date
LFS0220USCNT1	Electrochemical Cell	USSN 12/196,704	08/22/2008

*LFS221USA	Method and Apparatus for Automatic Analysis	US 6,852,212	02/08/2005

LFS222USCNT1	Electrochemical Cell Connector	US 7,846,312	12/07/2010

LFS222USNP	Method of Forming an Electrical Connection Between an Electrochemical Cell and Meter	US 6,946,067	09/20/2005

LFS223USACNT	Electrochemical Cell	US 6,960,289	11/01/2005

LFS223USACNT2	Sensor Connector Means	USSN 11/434,442	05/15/2006

LFS224USCNT	Sensor Connector Means	US 7,045,046	05/16/2006

*LFS228USA	Heated Electrochemical Cell	US 6,878,251	04/12/2005

*LFS252USACNT	Method and Device for Sampling and Analyzing Interstitial Fluid and Whole Blood Samples	US 6,939,312	09/06/2005

LFS253USCNT	Electrochemical Method for Measuring Chemical Reaction Rates	US 7,022,217	04/04/20006

*	Asterisk indicates cases no longer prosecuted or maintained by J&J, for which UBS declined to assume responsibility, and that will become abandoned in due course.

EXHIBIT B
Patent Filing Jurisdictions
Australia
Canada
EPO:
France
Germany
Italy
Netherlands
Spain
United Kingdom
Japan
United States

EXHIBIT C
Licensed Patents

Patent Number	Issued Date	Title
US 6,872,298	March 29, 2005	Determination of Sample Volume Adequacy in Biosensor Devices

US 6,797,150	September 28, 2004	Determination of Sample Volume Adequacy in Biosensor Devices

US 7,195,704	March 27, 2007	Determination of Sample Volume Adequacy in Biosensor Devices

US 6,193,873	February 27, 2001	Sample Detection to Initiate Timing of an Electrochemical Assay

US 6,676,995	January 13, 2004	Solution Striping System

US 6,689,411	February 10, 2004	Solution Striping System